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   (Seal)

                                            Government of Pakistan
                                            Pakistan Telecom Authority
                                            Islamabad
                                            9th August, 1997

                          RE VALIDATION OF LICENCE

The Pakistan Telecommunication Authority (hereinafter referred to as "the Authority") in exercise of its powers conferred by section 21(7) of the Pakistan Telecommunication (Re-organisation) Act 1996 (hereinafter referred to as "the Act") hereby revalidate the licence granted to M/S Pakistan Mobile Communication (Pvt.) Limited for the establishment and operation of cellular Mobile Telephone System in Pakistan by the Government of Pakistan in July, 1992 subject to following terms and conditions which either substitute or are in addition, as deemed fit, to those which are already laid down in the said licence.

I) Wherever the words and figures "Telegraph Act 1885 as a ended in 1975" are written in the said licence it shall be read as "the Act".

II) The exclusive right given in paragraph one (1) of the said licence is withdrawn. No licence under the Act can be exclusive. Therefore, para 1 of the licence will now read as:

              "The Licence shall be valid initially for a period of 15 years commencing 6th July, 1992 and may be renewed subject to satisfactory performance, at the discretion of the Government of Pakistan. Review period of the Licence for renewal thereof could commence three years before expiry of this period".

III) Whereas any payment dues with reference to the said licence such as initial fee, annual/renewal/royalty etc. are payable to PTC, the same will now be payable to the Authority.

IV) The word "PTC" wherever occurring be read as PTCL (Pakistan Telecommunication Company Limited).

V) The word "Chairman, PTC" occurring in para 22 and 16 in the said licence be substituted by "the Authority".

VI) The terms and conditions of the said licence are subject to the Act and rules, and regulation made thereunder by the Authority and changes, modification including new enactments as may be considered expedient and necessary from time to time.

2. The said licence with the above modifications shall be deemed to be an authorized licence under the Act, for the remaining period of the licence issued on 6th July, 1992 ending 5th July, 2007.


                                         Barrister Ch. Inayat Ullah Khan
                                           Director (Legal Affairs)
                                                 on behalf of
                                       Pakistan Telecommunication Authority


M/S Pakistan Mobile Communications       BARRISTER CH. INAYAT ULLAH KHAN
(P) Ltd.,                          B.A.L.L.B (LEEDS), DIR INTER LAW, A INST A.M.
Kulsum Plaza, Blue Area, A.M                 DIRECTOR LEGAL AFFAIRS
Islamabad.                            PAKISTAN TELECOMMUNICATION AUTHORITY
---------                                  GOVT OF PAKISTAN, ISLAMABAD